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Exhibit 99



Contact:                                             For Immediate Release
Lewis Foulke, SVP & CFO
Carol Jones, VP, Marketing Officer
First Washington State Bank
(609) 426-1000


       First Washington FinancialCorp Reports Earnings Increase of 32.14%

(Windsor, N.J., April 23, 2003) -- First Washington FinancialCorp (OTCBB:
"FWFC"), parent company of First Washington State Bank announced today record net income for the first quarter ended March 31, 2003.

The Company reported net income of $1.25 million, a 32.14% increase, when compared to $946 thousand reported for the same period last year. Net income was $0.39 per basic share and $0.38 per diluted share, increases of 30.00% and 31.03% respectively, when compared with the $0.30 per basic and $0.29 per diluted share reported for the first quarter of 2002. Per share figures have been restated for the 10% stock dividend declared in the third quarter of 2002.

Total assets at March 31, 2003 increased to $397.90 million or an increase of 19.50%, or $64.93 million over total assets at March 31, 2002. Total loans increased $15.50 million, or 8.53%, to $197.28 million; and total deposits increased $44.88 million or 15.28% to $338.63 million compared to March 31, 2002.

"We are pleased with the earnings for the first quarter of this year. Despite a slow economy we have seen growth in deposits and non-interest income. Loan demand also continues to be high as consumers take advantage of the low interest rates being offered to refinance their mortgages," said C. Herbert Schneider, President and CEO.

Mr. Abraham Opatut, Chairman of the Board provided an update on the proposed First Washington State Bank Marlboro Office. He said, "The Marlboro Office will be located on Route 79 at Ryan Road in New Jersey. Site work has begun and construction should begin this spring. We anticipate the opening of this full service office in the fourth quarter of this year."

First Washington FinancialCorp is the holding company for First Washington State Bank. First Washington State Bank maintains headquarters in Windsor, New Jersey. The Bank currently has 12 branch offices located in Mercer, Monmouth and Ocean Counties and plans to open a full service branch in Marlboro, New Jersey before year-end. In addition, the Company, through the Bank, is a joint venture partner in Windsor Title Agency, LP, a general title agency located in Lakewood, New Jersey. For more information on First Washington State Bank call (800) 992-FWSB or visit the Bank's web site at www.FWSB.com.

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